Exhibit 99.1

Breitling Energy Corporation Announces Update on Breitling-Hope Lime Field Discovery

Dallas, Texas – March 6, 2014 – Breitling Energy Corporation (OTC:BECC) (the “Company”) announced that its previously reported new oil discovery in Taylor County, Texas, the Teaff #1, began producing on February 11, 2014. The well has averaged 40 to 50 barrels of oil per day while pumping only 6 hours per day while the Company expands its onsite production equipment. The Company originally announced the well could be capable of producing 110 BOPD. However, at its current rate, the Teaff #1 should be able to produce over 160 BOPD. The Company will continue testing the well while monitoring pressures and fluid entry. Breitling’s Chief Geologist, Joe Simo and consulting geophysicist, Gerald Holden believe the Teaff #1 has 3 to 4 offset locations.

“We are very pleased with the current results of this well and hope we can expand the daily production flow in the near future,” said Chris Faulkner, Chief Executive Officer and President of Breitling Energy Corporation. “We hope to drill this acreage out by the close of 2014 and expand the field’s production along the way.”

For more information, visit www.breitlingenergy.com

ABOUT BREITLING ENERGY

Breitling Energy Corporation is an oil and gas exploration and production company that acquires and develops lower-risk onshore oil and gas working interests and royalty interests in proven basins in the United States, such as the Bakken / Three Forks Sanish formations located in North Dakota and the Mississippi Lime and Hunton / Woodford / Cleveland formations located in Oklahoma and Kansas.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Company’s periodic reports and other documents filed with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Chris Faulkner

President & CEO

Breitling Energy Corporation

214-716-2600